Exhibit 10.3
NONEMPLOYEE DIRECTOR SHARE UNIT AWARD AGREEMENT
Platinum Underwriters Holdings, Ltd.
2002 Share Incentive Plan (or Successor Plan)
          This NONEMPLOYEE DIRECTOR SHARE UNIT AWARD AGREEMENT (this “Agreement”) made as of this                                          day of                                         , 20                    , between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and                                         (the “Participant”), is made pursuant to the terms of the 2002 Share Incentive Plan or any successor plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, and capitalized terms used herein but not defined shall have the meanings set forth in the Plan.
          Section 1. Share Unit Award. The Company hereby grants to the Participant, on the terms and conditions set forth herein, an Award of ___ Share Units (the “Share Units”). The Share Units are notional, non-voting units of measurement based on the Fair Market Value of the Common Shares, which will entitle the Participant to receive a payment, subject to the terms hereof, in Common Shares within thirty (30) days following the applicable vesting date.
          Section 2. Vesting Requirements.
          A. Time-Based Vesting. The Share Units hereunder shall become fully vested on the earlier to occur of the first anniversary of the date hereof, and the date of the Company’s next Annual General Meeting of Shareholders following the date hereof, subject to the Participant’s continued service with the Company through the applicable vesting date.
          B. Accelerated Vesting. Notwithstanding the foregoing, upon the Participant’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Code (a “Disability”)), or upon the occurrence of a Change in Control, the Share Units shall become fully vested, and shall be payable in accordance with Section 5 hereof, to the extent that they have not previously been forfeited in accordance with Section 3 hereof.
          Section 3. Termination of Service. In the event of the Participant’s termination of service for any reason other than death or Disability, the Share Units shall be forfeited and automatically cancelled without further action of the Company.
          Section 4. Dividend Equivalent Rights. In the event that any dividends are paid on Common Shares during the term hereof, the Participant shall be credited with Dividend Equivalent Rights in respect of the dividends paid on the Common Shares to which the Participant will be entitled upon the vesting of the Share Units. Such Dividend Equivalent Rights will accumulate as dollar amounts (and not as additional Share Units), subject to the terms hereof. All such Dividend Equivalent Rights shall be subject to the same vesting requirements that apply to the Share Units from which the Dividend Equivalent Rights are derived.

          Section 5. Payment of Award. Payment of vested Share Units shall be made in Common Shares within thirty (30) days following the applicable vesting date (or within 30 days following the acceleration of vesting) as set forth in Section 2 hereof. Notwithstanding the foregoing, any Dividend Equivalent Rights credited pursuant to Section 4 hereof shall be paid to the Participant in cash at the time that the Common Shares are paid hereunder.
          Section 6. Restrictions on Transfer. No portion of the Share Units may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Share Units as provided herein, unless and until the payment of the Share Units in accordance with Section 5 hereof.
          Section 7. Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the Common Shares payable hereunder, including without limitation any right to vote such shares or to receive dividends or other distributions in respect thereof (other than as provided in Section 4 hereof), until the date of the issuance to the Participant of a share certificate evidencing such Common Shares.
          Section 8. Changes in Capitalization. The Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.
          Section 9. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
          Section 10. Construction. This Agreement and the Award evidenced hereby are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Share Units hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, then the Plan shall govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon the Participant.
          Section 11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.
          Section 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

          Section 14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:

Name:

Title:

PARTICIPANT

By:

Print Name:

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